FOR IMMEDIATE RELEASE
CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS RECORD SECOND-QUARTER RESULTS
Company raises annual sales forecast $90 million
PROVO, Utah — Aug. 1, 2013 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced record second-quarter results with revenue of $682.9 million, a 15 percent increase over the prior-year period. Revenue for the quarter was negatively impacted 3 percent by foreign currency fluctuations. Quarterly earnings per share increased 30 percent to $1.22 from $0.94 in the prior year.

"We are extremely pleased with second-quarter results that reflect the strong momentum of the business," said Truman Hunt, president and chief executive officer. "We are particularly pleased with these results given the record regional ageLOC product launches in the prior-year period. Additionally, we generated continued growth of both our consumer and sales leader base, reflected in 32 percent growth in actives and 23 percent growth in sales leaders. Overall, we saw healthy trends throughout the global business, particularly in the Greater China, North Asia and Americas regions."

"Sales force enthusiasm for the introduction of our ageLOC TR90 weight management system bodes well for a strong second half of the year. We plan to begin the limited-time offer of ageLOC TR90 in September and believe this new product provides an ideal vehicle for us to increase our presence in the growing weight management category."

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Nu Skin Enterprises, Inc.
Aug. 1, 2013

Regional Results

Greater China. In Greater China, second-quarter revenue increased 35 percent to $269.1 million, compared to $199.7 million in the prior year, which included approximately $100 million in product launch revenue. The region's results were negatively impacted 3 percent by foreign currency fluctuations. The sales leader count in the region improved 51 percent, while the number of actives increased 121 percent compared to the prior year.

North Asia. Second-quarter revenue in North Asia was $196.8 million, compared to $177.7 million for the same period of 2012. The region's results were negatively impacted 12 percent by foreign currency fluctuations. Japan local-currency revenue improved 5 percent and South Korea generated local-currency revenue growth of 54 percent. The number of sales leaders in the region was up 21 percent while the number of actives improved 15 percent.

South Asia/Pacific. Revenue in South Asia/Pacific was $85.9 million, a 13 percent decline compared to the prior year. Revenue in the prior year included approximately $40 million in product launch sales. Results were not notably impacted by foreign currency fluctuations. The region's second-quarter sales leaders decreased 20 percent while actives increased 16 percent compared to the same period in 2012.

Americas. Revenue in the Americas improved 17 percent to $84.3 million, compared to $71.8 million in the prior-year period. The region's results were negatively impacted 5 percent by foreign currency fluctuations. The number of sales leaders in the region improved 16 percent while the number of actives increased 3 percent compared to the prior year.

EMEA. Revenue in the EMEA region was $46.8 million, a 2 percent improvement over the prior-year period. The region's results were positively impacted 1 percent by foreign currency fluctuations. Sales leaders decreased 3 percent, while actives increased 4 percent compared to the prior year.

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Nu Skin Enterprises, Inc.
Aug. 1, 2013

Operational Performance
The company's operating margin was 16.8 percent for the quarter, compared to 16.5 percent, while gross margin was 83.7 percent, compared to 83.9 percent in the prior year. Selling expenses, as a percent of revenue, were 45.2 percent in the second quarter. General and administrative expenses, as a percent of revenue, improved to 21.7 percent from 22.3 percent in the prior-year period. Other income (expense) reflected an expense of $1.1 million compared to a $3.4 million expense in the prior year.
The company's income tax rate for the quarter was 34.4 percent compared to 36.1 percent in the prior-year period. The company's cash and short-term investment position at the end of the quarter was $411.4 million. Dividend payments were $17.6 million.
Outlook
"As we look to the back half of the year, we are ramping up for what we expect to be our largest-ever product launch," said Hunt. "Given the growth momentum of the business, we are again increasing the sales forecast for the remainder of the year. We expect the upcoming launch of ageLOC TR90 and the strength of the business in several key markets will lead to another record year as annual revenue will approach the $3 billion mark," Hunt concluded.
 "Given the significant growth in our actives, we are raising our annual sales guidance by $90 million to $2.91 to $2.95 billion," said Ritch Wood, chief financial officer. We now expect earnings per share to be $5.05 to $5.15 and continue to project a negative 5 percent foreign currency impact to annual revenue."

"In the third quarter, we will introduce ageLOC TR90 for a limited time in the Greater China region and much of South Asia in advance of our global convention," continued Wood. "With these ageLOC TR90 sales, we anticipate third-quarter revenue to be between $790 and $810 million, with a negative currency impact to revenue of 6 to 7 percent. We anticipate earnings per share to be $1.63 to $1.70 for the quarter," concluded Wood.

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Nu Skin Enterprises, Inc.
Aug. 1, 2013

The company's management will host a webcast with the investment community on Aug. 1, 2013, at 11 a.m. EDT. Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on Nu Skin Enterprises' website, http://ir.nuskin.com. An archive of the webcast will be available at this same URL through Aug. 16, 2013.
About Nu Skin Enterprises, Inc.
Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. The company's scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company. The company's anti-aging products feature the new ageLOC® suite of products including the ageLOC® R2 nutritional supplement, ageLOC® Galvanic Spa System and ageLOC® Galvanic Body Spa™, as well as the ageLOC® Transformation daily skin care system. A global direct selling company, Nu Skin operates in 53 markets worldwide and is traded on the New York Stock Exchange under the symbol "NUS." More information is available at http://www.nuskin.com.

Please Note: This press release, particularly the "Outlook" section, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, initiatives, strategies, new product introductions and growth in the company's markets, including mainland China; statements of projections regarding revenue, earnings per share, foreign currency impact and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words.

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Nu Skin Enterprises, Inc.
Aug. 1, 2013

The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:
•	any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis;
•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, including possible ingredient supply limitations;

•	challenging economic conditions globally;
•	risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations;
•	risks associated with general inquiries and complaints to consumer protection agencies in Japan regarding the activities of some distributors;
•	risks associated with our ability to manage rapid growth, particularly in our greater China region;
•
regulatory risks associated with the company's products, which could require the company to modify its claims or inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•
continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company's business, including the interruption of sales activities in stores, loss of licenses, and the imposition of fines;

•	adverse publicity related to the company's business, products, industry or any legal actions or complaints by distributors or others;
•
any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in the company's various markets; and

•	continued competitive pressures in the company's markets.

The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission.  The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises, Inc.
Aug. 1, 2013

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Second Quarters Ended June 30, 2013 and 2012
(in thousands, except per share amounts)

	2013	2012
Revenue:
Greater China	$269,146	$199,728
North Asia	196,757	177,695
South Asia/Pacific	85,916	98,344
Americas	84,289	71,766
EMEA	46,819	45,702

Total revenue	682,927	593,235

Cost of sales	111,273	95,584

Gross profit	571,654	497,651

Operating expenses:
Selling expenses	308,769	267,363
General and administrative expenses	148,302	132,376
Total operating expenses	457,071	399,739

Operating income	114,583	97,912

Other income (expense), net	(1,187)	(3,369)
Income before provision for income taxes	113,396	94,543
Provision for income taxes	38,961	34,136

Net income	$74,435	$60,407

Net income per share:
Basic	$1.27	$0.98
Diluted	$1.22	$0.94

Weighted average common shares outstanding:
Basic	58,620	61,706
Diluted	61,121	64,230

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Nu Skin Enterprises, Inc.
Aug. 1, 2013

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Six Month Periods Ended June 30, 2013 and 2012
(in thousands, except per share amounts)

	2013	2012
Revenue:
Greater China	$444,852	$292,339
North Asia	384,950	359,895
South Asia/Pacific	153,158	175,665
Americas	160,830	138,106
EMEA	89,231	89,232

Total revenue	1,233,021	1,055,237

Cost of sales	201,318	171,340

Gross profit	1,031,703	883,897

Operating expenses:
Selling expenses	550,652	469,898
General and administrative expenses	283,809	244,424
Total operating expenses	834,461	714,322

Operating income	197,242	169,575

Other income (expense), net	(1,075)	266
Income before provision for income taxes	196,167	169,841
Provision for income taxes	67,450	61,605

Net income	$128,717	$108,236

Net income per share:
Basic	$2.20	$1.75
Diluted	$2.11	$1.67

Weighted average common shares outstanding:
Basic	58,487	62,016
Diluted	60,882	64,773

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Nu Skin Enterprises, Inc.
Aug. 1, 2013

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$402,678	$320,025
Current investments	8,754	13,378
Accounts receivable	59,043	36,850
Inventories, net	178,183	135,874
Prepaid expenses and other	117,138	93,276
	765,796	599,403

Property and equipment, net	304,619	229,787
Goodwill	112,446	112,446
Other intangible assets, net	87,644	92,518
Other assets	122,202	118,753
Total assets	$1,392,707	$1,152,907

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$48,954	$47,882
Accrued expenses	355,215	233,202
Current portion of long-term debt	69,461	39,019
	473,630	320,103

Long-term debt	128,664	154,963
Other liabilities	98,326	87,229
Total liabilities	700,620	562,295

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	332,588	317,293
Treasury stock, at cost	(718,800)	(714,853)
Accumulated other comprehensive loss	(55,272)	(51,822)
Retained earnings	1,133,480	1,039,903
	692,087	590,612
Total liabilities and stockholders' equity	$1,392,707	$1,152,907

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Nu Skin Enterprises, Inc.
Aug. 1, 2013

NU SKIN ENTERPRISES, INC. Actives/Sales Leaders Statistics

	As of June 30, 2013		As of June 30, 2012		% Increase (Decrease)
	Actives	Sales Leaders	Actives	Sales Leaders	Actives	Sales Leaders

Greater China	376,000	30,455	170,000	20,182	121.2%	50.9%
North Asia	389,000	17,372	337,000	14,370	15.4%	20.9%
South Asia/Pacific	114,000	7,120	99,000	8,856	15.2%	(19.6%)
Americas	176,000	6,954	170,000	5,994	3.5%	16.0%
EMEA	124,000	4,484	119,000	4,626	4.2%	(3.1%)

Total	1,179,000	66,385	895,000	54,028	31.7%	22.9%

"Actives" are persons who purchased products directly from the company during the previous three months.

"Sales Leaders" are persons who have completed and who maintain specified sales requirements. Sales Leaders include our independent distributors who have completed and who maintain specified sales requirements, and our sales employees and contractual sales promoters in China, who have completed certain qualification requirements.

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